Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

EXECUTIVE EMPLOYMENT AGREEMENT, dated as of the Effective Date specified below (this “Agreement”) by and between TPC Group Inc., a Delaware corporation (the “Company”), and Miguel A. Desdin (the “Executive”).

Recitals

1. The Company wishes to employ the Executive as the Company’s Chief Financial Officer, and the Executive wishes to accept such employment.

2. It is in the best interests of the Company and its subsidiaries to provide the Executive with the compensation and benefits as provided herein in order to retain the services of the Executive and to permit the Executive to focus on the interests of the Company, its subsidiaries and its stockholders.

Agreement

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Executive and the Company agree as follows.

1. Effective Date. The “Effective Date” shall mean June 1, 2010. The Executive represents and warrants to the Company that (i) he has no continuing non-competition agreements with any prior employers that have not been disclosed in writing to the Company and (ii) neither the execution of the Agreement by the Executive nor the performance by the Executive of his obligations under the Agreement will result in a violation or breach of, or constitute a default under the provisions of any contract, agreement or other instrument to which the Executive is or was a party.

2. Employment Period. The Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue to be employed by the Company, on the terms and subject to the conditions of this Agreement, for the period commencing on the Effective Date and ending on December 31, 2012 (the “Initial Period”). Following the Initial Period, this Agreement shall automatically renew for successive one-year periods (“Renewal Period”), unless either party gives written notice of non-renewal to the other party at least twelve months prior to the end of the Initial Period or any Renewal Period, as applicable. Receipt of notice of non-renewal by the Executive as set forth in this Paragraph 2 shall not entitle the Executive to any rights, benefits or payments pursuant to Paragraph 5(b) at the end of the Employment Period. For purposes of this Agreement, the “Employment Period” shall include the Initial Period and any subsequent Renewal Period.

3. Terms of Employment.

(a) Position and Duties.

(i) Position. During the Employment Period, the Executive shall serve as the Company’s Chief Financial Officer, with duties, powers and responsibilities provided in the Company’s Bylaws for such office and otherwise commensurate with such title and office. He shall report to the President and Chief Executive Officer.

(ii) Exclusivity. During the Employment Period, and excluding any periods of disability, vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially all of his attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the Executive’s responsibilities hereunder, to use the Executive’s reasonable best efforts to perform such responsibilities. During the Employment Period, it shall not be a violation of this Agreement for the Executive to: (A) serve on corporate, civic or charitable boards or committees, provided that the

Company’s Board of Directors (i) has been advised of such service and (ii) has not objected to such service within ten (10) days of such notice; (B) deliver lectures, fulfill speaking engagements or teach at educational institutions; and (C) manage personal and family investments; all so long as such activities do not significantly interfere or conflict with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement; and, in the case of the Executive’s management of his personal and family investments, so long as all such investment management activities comply with the Company’s personal trading policies and with applicable law.

(iii) Place of Business. The Executive’s place of business shall be at the Company’s corporate headquarters location in Houston, Texas, subject to business travel as may be reasonably necessary to conduct the Company’s business.

(b) Compensation.

(i) Base Salary. During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”) of $375,000. The Annual Base Salary shall be reviewed by the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) no less frequently than every 12 months during the Employment Period and may be increased (but not decreased except in the context of an across-the-board reduction applicable to other executives) at the discretion of the Committee or the Board. If the Executive’s Annual Base Salary is increased, the increased amount shall be the new Annual Base Salary for the remainder of the Employment Period, subject to continued annual review and adjustment. The Annual Base Salary shall be payable in installments subject to legally required tax withholdings, consistent with the Company’s payroll procedures in effect from time to time, provided that such installments shall be no less frequent than monthly.

(ii) Annual Bonus. In addition to the Annual Base Salary, the Executive shall be eligible to earn, for each calendar year ending during the Employment Period, an annual bonus (an “Annual Bonus”) on terms and conditions, including performance goals, as determined from time to time by Committee and approved by the Company’s Board of Directors pursuant to any short-term written bonus plan in effect during the Employment Period (collectively, the “Bonus Plan”). The Executive’s annual target bonus (the “Target Bonus”) initially shall be fifty percent (50%) (the “Target Percentage”) of the Annual Base Salary and the percentage of Annual Base Salary constituting the Target Bonus may be increased (but not decreased) at the discretion of the Committee or the Board.

(iii) Long-Term Incentive Compensation. During the Employment Period, the Executive shall be entitled to participate in the Company’s long term incentive compensation arrangements, including without limitation the Texas Petrochemicals Inc. 2009 Long-Term Equity Incentive Plan and successor plans, if any (collectively, the “LTIP”), as such arrangements are in effect from time to time, on terms and conditions generally applicable to the Company’s executive employees. LTIP awards in the Committee’s or the Board’s discretion may be granted in any form of award permissible under the LTIP (collectively, “LTIP Awards”).

(iv) Additional Awards. Notwithstanding the granting of LTIP Awards to the Executive, nothing in this Agreement shall prohibit the Company from granting to the Executive other LTIP Awards or other property which shall be subject to such terms and conditions as may be set forth in such further agreement as the Company may provide.

(v) Incentive, Savings and Retirement Plans. During the Employment Period, the Executive shall be entitled to participate in all other compensation and incentive plans, practices, policies and programs, and all savings and retirement plans, practices, policies and programs maintained by the Company, in each case on terms and conditions no less favorable than the terms and conditions generally applicable to the Company’s executive employees and subject to satisfying the applicable eligibility requirements.

(vi) Welfare Benefit Plans. During the Employment Period, the Executive and the Executive’s spouse and eligible dependents, as the case may be, shall participate in and shall receive all benefits under medical, dental, life and disability insurance plans, practices, policies and programs provided by the Company and its affiliates on terms and conditions no less favorable than the terms and conditions generally applicable to the Company’s executive employees and subject to satisfying the applicable eligibility requirements.

(vii) Business Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by the Executive in accordance with the Company’s policies, practices and procedures in effect from time to time for executive employees and subject to satisfying the applicable eligibility requirements.

(viii) Fringe Benefits. During the Employment Period, in addition to the other benefits and entitlements as provided herein, the Executive shall be entitled to fringe benefits on the same basis as those provided generally to the Company’s executive employees and subject to satisfying the applicable eligibility requirements.

(ix) Vacation. During the Employment Period, the Executive shall be entitled to four weeks’ paid vacation per calendar year in accordance with the plans, policies, programs and practices of the Company applicable to the Company’s executive employees; provided however, that for calendar year 2010, the Executive’s vacation amount shall be prorated based upon the timing of the Effective Date.

(x) Satisfaction of Withholding Requirements. All grants and payments to the Executive under this Agreement are subject to and conditioned upon satisfaction of all required tax withholding requirements. The Executive shall execute all documents and take all action reasonably deemed necessary by the Company to ensure compliance with all such withholding requirements.

4. Termination of Employment.

(a) Death or Disability. The Employment Period and the Executive’s employment shall terminate automatically upon the Executive’s death or termination due to Disability during the Employment Period. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for (i) 180 consecutive days as a result of mental or physical incapacity or (ii) 180 days in any twelve month period and is for a period of time which would entitle the Executive to receive benefits under the long-term disability policy in effect at the time of such illness or other physical or mental incapacity.

(b) Termination by the Company with or without Cause. The Company may terminate the Employment Period and the Executive’s employment during the Employment Period with or without Cause. For purposes of this Agreement, “Cause” shall mean:

(i) conviction of a felony or a misdemeanor where imprisonment is imposed or a guilty or nolo contendere plea by the Executive with respect thereto; or

(ii) misconduct or negligence in the performance of duties; or

(iii) the commission of acts that are dishonest or demonstrably injurious to the Company (monetarily or otherwise); or

(iv) failure to observe written Company policies or compliance with applicable laws; or

(v) failure to comply with all lawful and ethical directions and instructions of the Board of Directors; or

(vi) failure to perform his duties with the Company which results in a material adverse financial effect on the Company; or

(vii) breach of the Executive’s representations and warranties in Section 1; or

(viii) any conduct that prejudices the reputation of the Company in the fields of business in which it is engaged or with the investment community or the public at large.

(c) Termination Procedures. If the Company desires to terminate the Executive’s employment for Cause pursuant to Paragraph 4(b) above, the cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (not including the Executive) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in Paragraph 4(b) above, and specifying the particulars thereof in detail.

(d) Termination by Executive with or without Good Reason. The Executive may terminate the Employment Period and his employment with or without Good Reason. Termination with Good Reason shall be treated for purposes of this Agreement as a termination by the Company “without Cause.” For purposes of this Agreement, “Good Reason” shall mean, in the absence of a signed written consent of the Executive:

(i) a material adverse change in the scope of the Executive’s responsibilities or authority, excluding (i) any such change in connection with the Executive’s death or Disability or (ii) any such change due solely as a result of the Company’s common stock no longer being publicly traded on a national securities exchange; or

(ii) a reduction in the Executive’s Base Salary and Target Percentage (other than (A) a reduction in bonus compensation due to targets not being achieved or (b) an across-the-board reduction generally applicable to the Company’s executive employees); or

(iii) a reduction in the aggregate in the Executive’s eligibility for participation in the Company’s benefit plans but excluding such Company-wide reductions to any such plans that are effective for all similarly situated executives; or

(iv) relocation of the Company’s executive offices more than 50 miles from the current location, without the Executive’s concurrence; or

(v) any material breach by the Company of this Agreement which remains uncorrected for ten (10) days following written notice of such breach by the Executive to the Company.

The Executive’s mental or physical incapacity following the occurrence of an event described above in clauses (i) through (v) shall not affect the Executive’s ability to terminate employment for Good Reason.

(e) Sunset on Right to Terminate for Good Reason. If circumstances arise giving the Executive the right to terminate the Employment Period and his employment for Good Reason, the Executive shall, within 120 days of learning of such circumstances, notify the Company in writing of the existence of such circumstances, and the Company shall have an additional 30 days within which to investigate and remedy the circumstances, after which if the circumstances have not been fully cured by the Company, the Executive shall have an additional 60 days within which to exercise the right to terminate for Good Reason. The Executive shall be conclusively deemed to have learned of such circumstances on the date of any written notice to the Executive concerning such circumstances. If the Executive does not timely do so, the right to terminate for Good Reason shall lapse and be deemed waived, and the Executive shall not thereafter have the right to terminate for Good Reason unless further circumstances occur which themselves give rise to a right to terminate for Good Reason, in which case the provisions of this Paragraph 4(e) shall once again apply, based on such further circumstances.

(f) Notice of Termination. Any termination by the Company with or without Cause, or by the Executive with or without Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Paragraph 12(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which: (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined in subparagraph (g) below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall constitute a waiver of any right of the Executive or the Company, respectively, hereunder and preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(g) Date of Termination. Except as otherwise provided in Paragraph 11(a) hereof, “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date, specified therein, that is within 30 days of such notice, as the case may be, (ii) if the Executive’s employment is terminated by the Company without Cause, the Date of Termination shall be the date on which the Company notifies the Executive of such termination, (iii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the date of termination for Disability, as the case may be, (iv) if the Executive’s employment is terminated by the Executive other than for Good Reason, the Date of Termination shall be the date of receipt of the Notice of Termination or any later date, specified therein, that is within 30 days of such notice, subject to the Company’s acceptance of such proposed later Date of Termination; and (v) if the Executive’s employment is terminated upon the expiration of the Employment Period under Paragraph 2, the Date of Termination shall be the last day of the Employment Period.

5. Obligation of the Company upon Termination

(a) Upon any termination of the Executive’s employment, the Company shall pay or provide to the Executive (or his estate, in the case of the Executive’s death), the “Obligations,” which shall consist of:

(i) the Executive’s Annual Base Salary through the Date of Termination;

(ii) any unreimbursed business expenses incurred by the Executive prior to the Date of Termination but which remain unpaid on the Date of Termination;

(iii) any accrued and unpaid vacation and sick days; and

(iv) other benefits, if any, to which the Executive is entitled under other applicable plans, programs, agreements and arrangements of the Company or its affiliates.

Except as otherwise provided herein, the amounts payable to the Executive (or his estate) pursuant to clauses (i), (iii) and (iv) above shall be paid in a single cash lump sum within 30 days after the Date of Termination. Any benefits to be paid or provided to the Executive (or his estate) pursuant to clause (v) above shall be paid or provided in the manner and at the time or times provided under the terms of applicable plan, program, agreement or arrangement.

(b) Severance Pay, Etc. Notwithstanding any severance plan or policy generally in effect during the Employment Period for employees of the Company or its subsidiaries, if, during the Employment Period, the Company terminates the Executive’s employment without Cause, or the Executive terminates his employment for Good Reason, then, in addition to the Obligations to be paid or provided to the Executive as provided in Paragraph 5(a) above, but conditioned upon the Executive’s execution (and, if applicable, non-revocation) of Exhibit A (the “Release”):

(i) the Company shall pay to the Executive severance compensation in an amount equal to the Annual Base Salary that the Executive would have earned under Paragraphs 3(b)(i), above, if the Executive had remained employed for twelve (12) months following the Date of Termination (such period or assumed continuing employment is hereinafter referred to as the “Severance Period”). The Annual Base Salary payments to be made pursuant to the preceding sentence shall be paid in installments consistent with the Company’s payroll practices. Payment under this Section 5(b)(i) shall not be subject to set off or reduction due to subsequent employment by Executive following the Date of Termination.

(ii) for the period commencing on the Date of Termination and concluding twelve (12) months after the Date of Termination (the “Coverage Period”), the Company shall continue to provide the medical and dental coverage benefits described in Paragraph 3(b)(vi) to the Executive and his spouse and eligible dependents on the same basis such benefits were provided immediately prior to the Date of Termination, and, to the extent that any such benefits cannot be provided during any portion of the Coverage Period under the terms of the applicable plan or pursuant to applicable law, the Company shall pay to the Executive, within 10 days of the date as of which the Executive ceases to be eligible for continued coverage for such benefit under the Company’s applicable plans and programs, a lump sum cash payment equal to the value of such continuing benefit coverage for the balance of the Coverage Period on an after tax basis (collectively, the “Welfare Benefits”); provided, however, that the Coverage Period shall cease when the Executive becomes eligible for medical and/or dental coverage benefits from a subsequent employer.

(c) Death or Disability. If the Executive’s employment is terminated by reason of the Executive’s death or Disability during the Employment Period, the Company shall pay or provide the Executive or the Executive’s estate or beneficiaries, as applicable, with the Obligations. The Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in the manner and at the time or times provided in Paragraph 5(a) above.

(d) Cause; Other than for Good Reason. If the Company terminates the Executive’s employment for Cause, or the Executive terminates his employment without Good Reason, in either case, during the Employment Period, the Company shall pay or provide the Executive with the Obligations as set forth in Paragraph 5(a). In no event shall a termination without Good Reason by the Executive, as described in Paragraph 4(d), constitute a breach of this Agreement by the Executive.

(e) Change of Control.

(i) If the Executive terminates employment for Good Reason or if the Executive is terminated by the Company not for Cause, the Date of Termination for either of which occurs within ninety (90) days after the occurrence of a Change of Control, then the Company shall pay or provide the Executive with the payments and benefits set forth in Paragraphs 5(b)(i)-(ii), and such payments and benefits shall be paid or provided at the time and in the manner therein provided, except that each number or period under Paragraphs 5(b)(i)-(ii) shall be extended to eighteen (18) months if the occurrence of the Change of Control occurs within twelve (12) months of the Effective Date. Notwithstanding the foregoing, any payments or benefits accruing to the Executive solely as a result of a Change of Control or similarly defined event under any plan or arrangement of the Company in which the Executive participates shall accrue and be provided to the Executive in accordance with such plan or arrangement as in effect at the time of such event to the extent that such payment or benefit is more favorable to the Executive than the same or similar provision provided for herein.

(ii) Code Section 4999. If any payments or benefits to be made to or for the benefit of the Executive under this Agreement or under any plan or arrangement maintained by the Company or its affiliated companies are subject to the excise tax under Code Section 4999, such payments or benefits nonetheless shall be subject to the provisions set forth in Exhibit B attached to this Agreement and made part hereof as if set forth at length in the body of the Agreement.

(iii) Definition. For purposes of this Agreement, a “Change of Control” means the date on which the earliest of the following events occurs:

(1) any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and is used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) or group of persons acting together (within the meaning of Section 13(d)(3) of the Exchange Act) becomes the direct or indirect beneficial owner of 50% or more of the Company’s voting stock;

(2) during any twenty-four (24) month period, individuals who, as of the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the beginning of such period whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director (provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director);

(3) the consummation of the merger, consolidation, or other reorganization of the Company with or into one or more entities, as a result of which outstanding securities with less than 50% of the voting power of the surviving or resulting entity (or, if applicable, the ultimate parent company that owns directly or indirectly all of the voting securities of the surviving or resulting entity) are owned by stockholders of the Company immediately prior to such merger, consolidation or reorganization in substantially the same proportion as their ownership of the voting power of the Company’s outstanding securities immediately prior to such transaction; or

(4) the sale of the Company’s assets having a total gross fair market value of at least 50% of all of the Company’s assets immediately before such sale.

(f) At the end of the Employment Period or Thereafter. If the Executive’s employment shall terminate at the end of the Employment Period by virtue of the expiration of this Agreement, or for any other reason thereafter (other than under Paragraphs 5(c), (d) or (e)), the Company shall pay to the Executive the Obligations.

6. Non-exclusivity of Rights. Except as otherwise specifically provided in this Agreement, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies for which the Executive may qualify, nor shall anything herein limit or otherwise negatively affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts that are vested benefits, consisting of any compensation previously deferred by the Executive, or that the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any other contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or other contract or agreement, except as explicitly modified by this Agreement.

7. Nature of Obligation. Except as provided in Paragraph 5(e)(ii) hereof, (i) the Company shall not be required to establish a special or separate fund or other segregation of assets to assure payments under this Agreement, and, if the Company shall make any investments to aid it in meeting its obligations hereunder, the Executive shall have no right, title or interest in or to any such investments except as may otherwise be expressly provided in a separate written instrument relating to such investments and (ii) nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and the Executive or any other person. To the extent that any person acquires a right to receive payments under this Agreement such right shall be no greater than the right of an unsecured creditor.

8. Restrictive Covenants.

(a) The Executive acknowledges that his employment as an executive officer of the Company creates a relationship of confidence and trust between the Executive and the Company with respect to confidential and proprietary information applicable to the business of the Company and its clients. The Executive further acknowledges the competitive nature of the business of the Company. Accordingly, it is agreed that the restrictions contained in this Paragraph 8 are reasonable and necessary for the protection of the interests of the Company and that any violation of these restrictions could cause substantial and irreparable injury to the Company.

(b) The Executive and the Company agree that provisions of Exhibit C attached to this Agreement shall be made a part hereof as if set forth at length in the body of this Agreement.

9. Successors.

(a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive and the Executive’s legal representatives.

(b) No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company without the Executive’s prior written consent, except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or a sale, liquidation or other disposition of all or substantially all of the assets of the Company, provided that the terms and conditions of Paragraph 9(c) below are satisfied. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and permitted assigns.

(c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly, and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, all within 10 days after the occurrence of the applicable event. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

10. Indemnification and Directors’ and Officers’ Insurance.

(a) Scope of Indemnification. The Company shall indemnify and defend the Executive to the fullest extent permitted under Delaware law (including without limitation the Delaware General Corporation Law and the Company’s Certificate of Incorporation and By Laws) from and against any expenses (including but not limited to attorneys’ fees, expenses of investigation and preparation and fees and disbursements of the Executive’s accountants or other experts), judgments, fines, penalties and amounts paid in settlement (collectively, the “Indemnified Liabilities”) actually and reasonably incurred by the Executive in connection with any proceeding in which the Executive was or is made party or was or is involved (for example, as a witness) by reason of the fact the Executive was or is employed by the Company or was or is an officer or director of the Company or a subsidiary of the Company, except that such obligation shall not extend to any proceeding to the extent initiated or instituted by the Executive.

(b) Insurance. The Company agrees to continue and maintain directors’ and officers’ liability insurance policies covering the Executive at least to the extent provided on the date hereof. Such insurance coverage shall continue as to the Executive even if he has ceased to be a director, member, employee or agent of the Company with respect to acts or omissions which occurred prior to his cessation of employment with, or service as a director of, the Company or its subsidiaries. Insurance contemplated under this Paragraph 10(b) shall inure to the benefit of the Executive’s heirs, executors and administrators.

11. Code Section 409A Compliance. The parties intend that any severance or other compensation payable to the Executive under this Agreement be paid or provided in compliance with Section 409A of the Code and all regulations, guidance, and other interpretative authority issued thereunder (“Section 409A”) such that there will be no adverse tax consequences, interest, or penalties for the Executive under Section 409A as a result of the payments and benefits so paid or provided to him. The parties agree to modify this Agreement, or the timing (but not the amount) of the payment of the severance or other compensation, or both, to the extent necessary to comply with Section 409A. In addition, notwithstanding anything to the contrary contained in any other provision of this Agreement, the payments and benefits to be provided to the Executive under this Agreement shall be subject to the provisions set forth below.

(a) The date of the Executive’s “separation from service”, as defined in the regulations issued under Section 409A, shall be treated as the Executive’s Date of Termination for purpose of determining the time of payment of any amount (other than Obligations) that becomes payable to the Executive pursuant to Paragraph 5 hereof upon the termination of his employment.

(b) In the case of any amounts that are payable to the Executive under this Agreement in the form in the form of “a series of installment payments”, as defined in Treas. Reg. §1.409A-2(b)(2)(iii), the Executive’s right to receive such payments shall be treated as a right to receive a series of separate payments under Treas. Reg. §1.409A-2(b)(2)(iii).

(c) If the Executive is a “specified employee” within the meaning of the Section 409A at the time of the Executive’s “separation from service” within the meaning of Section 409A, then any payment otherwise required to be made to the Executive under this Agreement on account of the Executive’s separation from service, to the extent such payment (after taking in to account all exclusions applicable to such payment under Section 409A) is properly treated as deferred compensation subject to Section 409A, shall be made on the first to occur of the first business day after (i) the expiration of six months from the date of the Executive’s separation from service, or (ii) if earlier, the date of the Executive’s death (the “Delayed Payment Date”). On the Delayed Payment Date, there shall be paid to the Executive or, if the Executive has died, to the Executive’s estate, in a single cash lump sum, an amount equal to aggregate amount of the payments delayed pursuant to the preceding sentence.

(d) All expenses eligible for reimbursement hereunder shall be paid to the Executive promptly, but in any event by no later than December 31 of the calendar year following the calendar year in which such expenses were incurred. The expenses incurred by the Executive in any calendar year that are eligible for reimbursement under this Agreement shall not affect the expenses incurred by the Executive in any other calendar year that are eligible for reimbursement hereunder. The Executive’s right to receive any reimbursement hereunder shall not be subject to liquidation or exchange for any other benefit.

(e) If, as of the date on which, or by which, any payment required to be made to the Executive (or his estate) under this Agreement, calculation of the amount of such payment is not administratively practicable due to events beyond the control of the Executive (or his estate) then such payment shall be made to the Executive (or his estate) within 10 business days after, but in any event by no later than December 31 next following, the date on which calculation of the amount of such payment first becomes administratively practicable.

12. Miscellaneous.

(a) This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. No provision of this Agreement may be waived except by a written waiver explicitly identifying the provision and signed by the party making the waiver.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	At the most recent address on file at the Company.

If to the Company:	TPC Group Inc.
5151 San Felipe, Suite 800 Houston, Texas 77056
Attn: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Any notice, request or other communication given in connection with this Agreement shall be in writing and shall be deemed to have been given (i) when personally delivered to the recipient (provided a written acknowledgment of receipt is obtained), (ii) three business days after mailing by certified or registered mail, postage prepaid, return receipt requested or (iii) two business days after being sent by a nationally recognized overnight courier (provided that a written acknowledgment of receipt is obtained by the overnight courier), to the party concerned at the address indicated above (or such other address as the recipient shall have specified by ten (10) days’ advance written notice given in accordance with this Paragraph 12(b)).

(c) The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

(d) The Company shall withhold from any amounts payable under this Agreement such federal, state, local or other taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f) Definitions set forth in this Agreement and any terms of this Agreement which conflict with the provisions of any other policy, plan, contract, or other arrangement which applies to the Executive shall supersede and replace the conflicting provisions of such other policy, plan, contract or arrangement to the extent necessary to resolve the conflict.

(g) (i) The interpretation and construction of this Agreement (including the Exhibits hereto) shall be governed by the internal laws of the State of Texas as a contract to be performed in such state and without regard to the conflict of law provisions thereof.

(i) The Company may seek equitable relief in the event of a breach by the Executive of the covenants set forth in Exhibit C hereto. In that regard, the parties hereby consent to exclusive jurisdiction and agree that such proceeding will be conducted in the federal or state courts of the State of Texas sitting in and for Harris County or otherwise in such state and county wherein the headquarters of the Company is located at the time; provided such other location shall be in the United States of America. To effect the foregoing, the Executive hereby subjects himself to the in personam jurisdiction of such courts and waives all objections as to improper venue for such forum posited as provided in the preceding sentence.

(ii) In any action brought by a party to this Agreement to enforce the obligations of the other party hereto, the prevailing party shall be entitled to collect from the non-prevailing party the prevailing party’s reasonable litigation costs and attorney’s fees and expenses (including court costs, reasonable fees of accountants and experts, and other expenses incidental to the litigation).

(h) Except as otherwise expressly set forth in this Agreement, upon the expiration of the Employment Period, the respective rights and obligations of the parties shall survive such expiration to the extent necessary to carry out the intentions of the parties as embodied in the rights and obligations of the parties under this Agreement. This Agreement shall continue in effect until there are no further rights or obligations of the parties outstanding hereunder and shall not be terminated by either party without the express prior written consent of both parties.

EXECUTIVE		TPC GROUP INC.

Signed:	/s/ Miguel A. Desdin	By:	/s/ Charles W. Shaver
Title: Charles W. Shaver
Date:	June 1, 2010		Date: June 1, 2010

EXHIBIT A

Dated:                          , 2010

FORM OF RELEASE

Pursuant to the terms of my Executive Employment Agreement (“Agreement”) with TPC Group Inc. effective [Date], and in exchange for the payments and benefits provided in Section 5 of the Agreement, as applicable (the “Separation Benefits”), I hereby waive all claims against and release (i) TPC Group Inc. and their directors, officers, employees, agents, insurers, predecessors, successors and assigns (collectively referred to as the “Company”), (ii) all of the affiliates (including all parent companies and all wholly or partially owned subsidiaries) of the Company and their directors, officers, employees, agents, insurers, predecessors, successors and assigns (collectively referred to as the “Affiliates”), and (iii) the Company’s and its Affiliates’ employee benefit plans and the fiduciaries and agents of said plans (collectively referred to as the “Benefit Plans” ) from any and all claims, demands, actions, liabilities and damages arising out of or relating in any way to my employment with or separation from employment with the Company and its Affiliates other than payments and benefits due pursuant to Section 5 of the Agreement and rights and benefits I am entitled to under the Benefit Plans. (The Company, its Affiliates and the Benefit Plans are sometimes hereinafter collectively referred to as the “Released Parties.”)

I understand that signing this Release is an important legal act. I acknowledge that I have been advised in writing to consult an attorney before signing this Release. I understand that, in order to be eligible for the Separation Benefits, I must sign (and return to the Company) this Release before I will receive the Separation Benefits. I acknowledge that I have been given at least twenty-one (21) days to consider whether to accept the Separation Benefits and whether to execute this Release.

In exchange for the payment to me of the Separation Benefits, (1) I agree not to sue in any local, state and/or federal court regarding or relating in any way to my employment with or separation from employment with the Company and its Affiliates, and (2) I knowingly and voluntarily waive all claims and release the Released Parties from any and all claims, demands, actions, liabilities, and damages, whether known or unknown, arising out of or relating in any way to my employment with or separation from employment with the Company and its Affiliates, except to the extent that my rights are vested under the terms of any employee benefit plans sponsored by the Company and its Affiliates and except with respect to such rights or claims as may arise after the date this Release is executed. This Release includes, but is not limited to, claims and causes of action under: Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended, including the Older Workers Benefit Protection Act of 1990; the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Workers Adjustment and Retraining Notification Act of 1988; the Pregnancy Discrimination Act of 1978; the Employee Retirement Income Security Act of 1974, as amended; the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act; the Occupational Safety and Health Act; the Texas Labor Code §21.001 et. seq.; the Texas Labor Code; claims in connection with workers’ compensation, retaliation or “whistle blower” statutes; and/or contract, tort, defamation, slander, wrongful termination or any other state or federal regulatory, statutory or common law. Further, I expressly represent that no promise or agreement which is not expressed in this Release has been made to me in executing this Release, and that I am relying on my own judgment in executing this Release, and that I am not relying on any statement or representation of the Company or its Affiliates or any of their agents. I agree that this Release is valid, fair, adequate and reasonable, is with my full knowledge and consent, was not procured through fraud, duress or mistake and has not had the effect of misleading, misinforming or failing to inform me. I acknowledge and agree that the Company will withhold minimum amount of any taxes required by federal or state law from the Separation Benefits otherwise payable to me.

This Release does not apply to any claims for unemployment compensation or any other claims or rights which, by law, cannot be waived, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.

Notwithstanding anything to the contrary in this Release, I do not release and expressly retain (a) all rights to indemnity, contribution, and a defense, and directors and officers and other liability coverage that I may have under the Agreement, any statute, the bylaws of the Company or by other agreement; (b) the right to receive the Separation Benefits; and (c) the right to any, unpaid reasonable business expenses and any accrued benefits payable under any Company welfare plan or tax-qualified plan or other Benefit Plans.

I acknowledge that payment of the Separation Benefits is not an admission by any one or more of the Released Parties that they engaged in any wrongful or unlawful act or that they violated any federal or state law or regulation. I acknowledge that neither the Company nor its Affiliates have promised me continued employment or represented to me that I will be rehired in the future. I acknowledge that my employer and I contemplate an unequivocal, complete and final dissolution of my employment relationship. I acknowledge that this Release does not create any right on my part to be rehired by the Company or its Affiliates, and I hereby waive any right to future employment by the Company or its Affiliates.

I understand that for a period of 7 calendar days following the date that I sign this Release, I may revoke my acceptance of this Release, provided that my written statement of revocation is received on or before that seventh day by Company Representative, General Counsel, 5151 San Felipe, Suite 800, Houston, Texas 77056, facsimile number (713) 475-5203, in which case the Release will not become effective. If I timely revoke my acceptance of this Release, the Company shall have no obligation to provide the Separation Benefits to me. I understand that failure to revoke my acceptance of the offer within 7 calendar days from the date I sign this Release will result in this Release being permanent and irrevocable.

Should any of the provisions set forth in this Release be determined to be invalid by a court, agency or other tribunal of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of other provisions of this Release. I acknowledge that this Release sets forth the entire understanding and agreement between me and the Company and its Affiliates concerning the subject matter of this Release and supersedes any prior or contemporaneous oral and/or written agreements or representations, if any, between me and the Company or its Affiliates.

I acknowledge that I have read this Release, have had an opportunity to ask questions and have it explained to me and that I understand that this Release will have the effect of knowingly and voluntarily waiving any action I might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin, or disability and any other claims arising prior to the date of this Release. By execution of this document, I do not waive or release or otherwise relinquish any legal rights I may have which are attributable to or arise out of acts, omissions, or events of the Company or its Affiliates which occur after the date of the execution of this Release.

Executive	Company’s Representative

Signature	Company’s Execution Date

Signature Date

EXHIBIT B

1. Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) or any entity which effectuates a Change in Control (or any of its affiliated entities) to or for the benefit of Executive, whether pursuant to the terms of this Agreement or otherwise (the “Payments”), would be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the amounts payable to Executive under this Agreement shall be reduced (reducing first the payments under Paragraph 5(b)) to the maximum amounts will result in no portion of the Payments being subject to such excise tax (the “Safe Harbor Cap”). For purposes of reducing the Payments to the Safe Harbor Cap, only amounts payable to Executive under this Agreement (and no other Payments) shall be reduced, unless consented to by Executive.

2. All determinations required to be made under this Exhibit B shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within ten (10) business days of the receipt of notice from the Company or Executive that there has been a Payment, or such earlier time as is requested by the Company. Notwithstanding the foregoing, in the event (i) the Board shall determine prior to the Change in Control that the Accounting Firm is precluded from performing such services under applicable auditor independence rules or (ii) the Audit Committee of the Board determines that it does not want the Accounting Firm to perform such services because of auditor independence concerns or (iii) the Accounting Firm is serving as accountant or auditor for the person(s) effecting the Change in Control, the Board shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses (including, but not limited to, the costs of retaining experts) of the Accounting Firm shall be borne solely by the Company and the Company shall enter into any agreement requested by the Accounting Firm in connection with the performance of the services hereunder.

If the Accounting Firm determines that payments shall be reduced to the Safe Harbor Cap, it shall furnish Executive with a written opinion to that effect, and to the effect that Executive is not required to report any Excise Tax on Executive’s federal income tax return. If the Accounting Firm determines that no Excise Tax would otherwise be payable by Executive, it shall furnish Executive with a written opinion to such effect, and to the effect that Executive is not required to report any Excise Tax on Executive’s federal income tax return. The determination by the Accounting Firm shall be binding upon the Company and Executive (except as provided in Paragraph 3 below).

3. If it is established pursuant to a final determination of a court or the Internal Revenue Service (the “IRS”) proceeding which has been finally and conclusively resolved, that Payments have been made to, or provided for the benefit of, Executive by the Company, which are in excess of the limitations provided in this Exhibit B (hereinafter referred to as an “Excess Payment”), Executive shall repay the Excess Payment to the Company on demand, together with interest on the Excess Payment at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date of Executive’s receipt of such Excess Payment until the date of such repayment. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the determination, it is possible that Payments which will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made under this Exhibit B. In the event that it is determined (i) by the Accounting Firm, the Company (which shall include the position taken by the Company, or together with its consolidated group, on its federal income tax return) or the IRS or (ii) pursuant to a determination by a court, that an Underpayment has occurred, the Company shall pay an amount equal to such Underpayment to Executive within ten (10) days of such determination together with interest on such amount at the applicable federal rate from the date such amount would have been paid to Executive until the date of payment. Executive shall cooperate, to the extent Executive’s expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the IRS in connection with the Excise Tax or the determination of the Excess Payment.

Notwithstanding the foregoing, in the event that amounts payable under this Agreement were reduced pursuant to paragraph (a) of this Exhibit B and the value is stock options is subsequently re-determined by the Accounting Firm (as defined below) within the context of Treasury Regulation §1.280G-1 Q/A 33 that reduces the value of the Payments attributable to such options, the Company shall promptly pay to Executive any amounts payable under this Agreement that were not previously paid solely as a result of paragraph (a) up to the Safe Harbor Cap.

EXHIBIT C

NONCOMPETITION AND NONSOLICITATION AGREEMENT

1.	General.

The terms of this Noncompetition and Nonsolicitation Agreement are made part of the Agreement to which it is an exhibit, and, except as expressly provided in this Noncompetition and Nonsolicitation Agreement, shall be of unlimited duration. For purposes of this Exhibit, the “Noncompete Period” means that period commencing on the date the Executive’s employment or other service relationship with the Company and its subsidiaries or other entities controlled directly or indirectly by either (collectively, the “controlled affiliates”) began and ending twelve (12) months after the Date of Termination. The “Nonsolicitation Period” shall be measured in the same manner and shall end twelve (12) months after the Date of Termination. Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Agreement to which this Exhibit is attached.

2.	Confidential Information.

a.	While employed with the Company, the Executive will have access to and become acquainted with ideas, concepts, information and material that constitute trade secrets and/or proprietary and confidential information (hereinafter “Confidential Information”) of the Company and its subsidiaries. Confidential Information includes, but is not limited to, information and knowledge pertaining to products and services offered, ideas, plans, manufacturing, marketing, pricing, distribution and sales methods and systems, sales and profit figures, customer and client lists, and relationships between the Company or its subsidiaries and their respective affiliates, dealers, distributors, wholesalers, customers, clients, suppliers and other who have business dealings with the Company or any of its subsidiaries.

b.	Confidential Information is the sole and exclusive property of the Company. The Executive acknowledges that such Confidential Information is a valuable and unique asset, and covenants that he will not, either during or after the term of this Agreement, directly or indirectly disclose any Confidential Information to any third party without the written permission of the Company’s Board of Directors, except as required by his employment with the Company, unless such information is in the public domain for reasons other than the Executive’s conduct, or except as may be required by law (provided that the Executive shall give the Company notice of any disclosure required by law so that the Company shall have a reasonable opportunity to attempt to preclude such disclosure). The Executive shall not use Confidential Information to either his own or the advantage of parties other than the Company. The Executive shall take all steps necessary to protect the confidentiality of all Confidential Information and to inform the Company immediately of any attempted or actual disclosure of Confidential Information to any third party. The Executive agrees that, upon request of the Company or termination of employment, whichever is first, he shall turn over to the Company all documents, memoranda, notes, plans, records or material in his possession or control that contain or are derived from Confidential Information.

c.	The Executive represents and warrants to the Company that, to the best of his knowledge, the Executive has nothing that contains any material information which belongs to any former employer that the Executive is not entitled to have or use for the benefit of the Company and its controlled affiliates. If at any time the Executive discovers that the foregoing statement is incorrect in any material respect, the Executive shall promptly return any such materials to the Executive’s former employer or obtain any necessary consents. The Executive understands that Company does not want any such materials, and that the Executive will not be permitted to use or refer to any such materials in the performance of the Executive’s duties.

3. Non-Competition.

a.	The Executive acknowledges that, during the course of the Executive’s employment or similar engagement with the Company and its controlled affiliates (including their respective predecessors in interest), the Executive has or will become familiar with the trade secrets of, and other Confidential Information concerning, those entities and that the Executive’s services have been, and are reasonably expected to be, of special, unique and extraordinary value to the Company and its affiliates. As a result, the Executive agrees that, during the Noncompete Period, the Executive shall not directly or indirectly own any interest in, manage, control, participate in, be employed by, consult with, render services for, or in any manner engage in any Competing Business within any geographical area in which the Company or any of its controlled affiliates engage or have active plans at the Date of Termination to engage in such businesses. The Executive acknowledges and agrees that this restriction is without specific geographic limitation inasmuch as the Company and its affiliates conduct business on a nationwide and international basis, that its sales and marketing prospects are for continued expansion both nationally and internationally, that access to the Company’s Confidential Information would provide any national or international competitor with an unfair competitive advantage, and that, therefore, the restrictions set forth in this section are reasonable and properly required for the adequate protection of the legitimate interests of the Company. Nothing herein shall prohibit the Executive from owning beneficially not more than 2% of any class of outstanding equity securities or other comparable interests of any issuer that is publicly traded, so long as the Executive has no active participation in the business of such issuer. For purposes hereof, the term “Competing Business” means any business that is engaged in the production or sale of products that compete with the products produced, distributed or sold by the Company or its controlled affiliates (or are in the process of being actively developed by such entities) as of the Date of Termination. This restriction shall not prevent the Executive from working for a subsidiary, division, venture or other business or functional service unit (collectively a “Unit”) of a Competing Business so long as (i) such Unit is not itself a Competing Business, (ii) the Executive does not manage or participate in business activities or projects of any Unit that is a Competing Business, and (iii) the Executive otherwise strictly complies with the restrictive covenants contained in this Exhibit.

b.	The Executive agrees that the restrictions in this Paragraph 3 are reasonable and will not preclude him from becoming gainfully employed if his employment with the Company terminates.

4.	Nonsolicitation.

a.	The Executive agrees that during the Employment Period and the Nonsolicitation Period he will not, as an individual, employee, consultant, agent, owner, partner, director or stockholder, directly or indirectly solicit, call on or accept any business from any Customer of the Company or its subsidiaries. The term “Customer” means all persons, firms or corporations to whom the Company or its subsidiaries sold products at any time during the one year period immediately preceding when the Executive’s employment with the Company ceased, notwithstanding that some or all of such persons, firms or corporations may have been induced to give business to the Company or its subsidiaries by the Executive.

b.	The Executive shall not take any action at any time to divert from the Company or its subsidiaries any opportunity in the scope of any present or contemplated future business of the Company or its subsidiaries that arose while he was employed by the Company.

c.	The Executive agrees that during the Employment Period and the Nonsolicitation Period he will not directly or indirectly solicit, hire, employ or engage any employee or any former employee of the Company or its subsidiaries whose employment with the Company or its subsidiaries ceased less than one year before the date of such solicitation, enticement, hiring or engagement.

d.	The Executive agrees that the restrictions in this Paragraph 4 are reasonable and will not preclude him from becoming gainfully employed if his employment with the Company terminates.

5. Enforcement; Remedies.

a.	The provisions in this Exhibit C shall survive termination of the Executive’s employment with the Company for any reason and/or termination of the Agreement, and shall continue to bind the Executive by its terms.

b.	The Executive acknowledges and agrees: (i) that his services to the Company are unique, (ii) that the restrictions in this Exhibit C are reasonable and necessary to protect the legitimate business interests of the Company and its subsidiaries, (iii) that any violation of any provision of this Exhibit C will irreparably injure the Company and its subsidiaries, (iv) that in the event of such violation the Company shall be entitled to preliminary and permanent injunctive relief without proof of actual damages and to an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

c.	In the event any provision relating to the time period or scope of the restrictions in this Exhibit C shall be declared by a court of competent jurisdiction to exceed the maximum time period or scope such court deems reasonable and enforceable, such time period or scope shall be deemed amended and reformed to the minimum degree necessary to be enforceable.

d.	The Executive agrees that, if he is found to have breached any provision in this Exhibit C, then he shall be obligated to pay the attorney’s fees and expenses incurred by the Company to enforce its rights in connection with such breach.